Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Amendment No. 1 to the registration statement (Form S-4 No. 333-211849) and related Prospectus of Cousins Properties Incorporated for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2016, with respect to the consolidated financial statements and schedules of Parkway Properties, Inc. and the effectiveness of internal control over financial reporting of Parkway Properties, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana

July 20, 2016